GNC Holdings, Inc. Reports Third Quarter 2016 Results

•
Reported diluted EPS decreased to $0.47 compared with $0.54 for the comparable prior year quarter. Third quarter 2016 adjusted diluted EPS decreased to $0.59 compared with $0.75 for the comparable prior year quarter.

•	Same store sales decreased 8.5% in the third quarter 2016 compared with the third quarter 2015.

•	Pilot pricing and loyalty program launched in seven markets.

PITTSBURGH, October 27, 2016 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $628.0 million, a decrease of 8.1% as compared with consolidated revenue of $683.4 million for the third quarter of 2015. As previously announced, beginning in the second quarter of 2016 the Company changed its reportable segments. Revenue in the U.S. & Canada segment decreased by 7.0%, revenue in the International segment decreased 18.7%, and revenue in the Manufacturing / Wholesale segment, excluding intersegment sales decreased 0.5%.

Same store sales decreased 8.5% in domestic company-owned stores (including GNC.com sales) in the third quarter of 2016. In domestic franchise locations, same store sales decreased 8.9% in the third quarter of 2016.

For the third quarter of 2016, the Company reported net income of $32.4 million compared with net income of $45.8 million in the third quarter of 2015. Diluted earnings per share ("EPS") was $0.47 for the third quarter of 2016, compared with $0.54 in the third quarter of 2015. Adjusted diluted EPS was $0.59 for the third quarter of 2016 compared with adjusted diluted EPS of $0.75 in the comparable prior year quarter.

Robert F. Moran, Interim Chief Executive Officer, commented, “Our results for the quarter fell short of our expectations, but we have been moving quickly to address the key issues that are critical to returning GNC to growth.  We are focused on eliminating confusion regarding our product pricing, providing customers with an improved loyalty program, enhancing the customer experience in our stores and reinvigorating the GNC branded product innovation pipeline.  During the quarter we made several key management changes to better align our internal resources to address the issues and we launched a pilot program in seven markets where we have radically changed our pricing methodology and launched a free loyalty program.  These changes are not quick fixes but are designed to fundamentally change the way GNC engages with its customers. While it's early in the test, we are excited about the results that we are seeing in the pilot markets and look forward to sharing more details over the next several quarters.”

Segment Operating Performance

U.S. & Canada (Includes: Company-owned stores in the U.S., Puerto Rico and Canada, franchise stores in the U.S. and e-commerce)

Revenues in the U.S. and Canada segment decreased $39.8 million, or 7.0%, to $525.5 million for the three months ended September 30, 2016 compared with $565.3 million in the prior year quarter. Negative domestic retail same store sales of 8.5%, which includes GNC.com, resulted in a $35.2 million decrease in revenue year-over-year. Negative same store sales were primarily due to lower sales in the protein, vitamins and food/drink categories and a significant decrease in e-commerce sales due in part to better aligning web promotions to the Company's stores. E-commerce sales were 6.8% of consolidated revenue during the current quarter compared with 7.3% of consolidated revenue in the prior year quarter. In addition, corporate stores decreased from 3,546 at September 30, 2015 to 3,512 at September 30, 2016 in connection with the Company's refranchising strategy.

Domestic franchise revenue decreased $2.4 million to $85.8 million in the current quarter compared with $88.2 million in the prior year quarter primarily due to lower wholesale sales associated with lower retail same store sales of franchisees as well as the earlier timing of the Company's annual franchise convention, which resulted in $6.3 million of lower sales in the current quarter as compared with the prior year quarter. Partially offsetting the above was an increase in the number of franchise stores from 1,062 at September 30, 2015 to 1,169 at September 30, 2016.

Franchisees did not participate in all corporate promotions and the Company's expanded assortment initiative has been adopted by slightly more than half of the franchise stores compared with the significant majority of corporate stores as of September 30, 2016; as a result, franchisees reported negative retail same store sales of 8.9% in the third quarter of 2016 as compared with negative 6.4% in domestic corporate stores (excluding GNC.com).

Operating income decreased $28.4 million, or 30.4%, to $65.3 million for the three months ended September 30, 2016 compared with $93.7 million for the same period in 2015. Operating income as a percentage of segment revenue was 12.4% in the current quarter compared with 16.6% in the prior year quarter. Gains on refranchising were $0.4 million and $0.9 million in the current quarter and prior year quarter, respectively. Excluding these gains and a $3.0 million long-lived asset impairment charge recorded in the current quarter, operating income decreased from 16.4% of segment revenue in the prior year quarter to 13.0% of segment revenue in the current quarter primarily due to expense deleverage in occupancy and salaries expense associated with negative same store sales.

International (Includes: Franchise locations in approximately 50 countries, The Health Store and China operations)

Revenues in the International segment decreased $9.5 million, or 18.7%, to $41.1 million in the current quarter compared with $50.6 million in the prior year quarter. Despite international franchisees reporting an increase in retail same store sales of 3.9% in the current quarter (excluding the impact of foreign exchange rate changes relative to the U.S. dollar), revenue from franchisees decreased $11.3 million primarily relating to challenges in Chile, Saudi Arabia and Mexico, the termination of the Company's franchise agreement in Turkey, which resulted in the closing of 85 stores and the earlier timing of the annual franchise convention, which resulted in $4.0 million in lower sales in the current quarter compared with the prior year quarter. Partially offsetting the above decrease was an increase in revenue of $1.8 million associated with the Company's China business.

Operating income decreased $1.4 million, or 8.9%, to $14.7 million for the three months ended September 30, 2016 compared with $16.1 million in the prior year quarter. Operating income was 35.7% of segment revenue in the current quarter compared with 31.9% in the prior year quarter. The increase in operating income percentage was primarily due to higher product margin rate as a result of a higher mix of proprietary sales.

Manufacturing / Wholesale (Includes: Manufactured product sold to other segments, third-party contract manufacturing and sales to wholesale partners)

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $0.3 million, or 0.5%, to $61.3 million for the three months ended September 30, 2016 compared with $61.6 million in the prior year quarter. Third-party contract manufacturing sales increased $2.2 million, or 6.3%, to $36.6 million in the current quarter compared with $34.5 million in the prior year quarter. This increase was partially offset by a decrease in wholesale sales of $2.4 million, or 9.0% from $27.1 million in the prior year quarter to $24.7 million in the current quarter. Intersegment sales decreased $14.5 million from $67.5 million in the prior year quarter to $53.0 million in the current quarter primarily due to lower proprietary sales.

Operating income decreased $5.1 million, or 22.8%, to $17.4 million for the three months ended September 30, 2016 compared with $22.5 million in the prior year quarter.  Operating income as a percentage of segment revenue decreased from 17.4% in the prior year quarter to 15.2% in the current quarter primarily due to lower intersegment sales, which resulted in unfavorable manufacturing variances, and a higher mix of third-party contract manufacturing sales, which generally contribute lower margins.

Year-to-Date Performance

For the first nine months of 2016, the Company reported consolidated revenue of $1,970.1 million, a decrease of 4.1% compared with consolidated revenue of $2,054.2 million for the first nine months of 2015. Revenue in the U.S. & Canada segment decreased by 3.2%, revenue in the International segment decreased 9.9%, and revenue in the Manufacturing / Wholesale segment increased 2.7%, excluding intersegment sales.

For the first nine months of 2016, the Company reported net income of $147.2 million, compared with net income of $176.4 million for the first nine months of 2015. Diluted EPS was $2.10 for the first nine months of 2016, compared with diluted EPS of $2.05 in the first nine months of 2015. Adjusted diluted EPS was $2.07 for the first nine months of of 2016 compared with adjusted diluted EPS of $2.27 in the comparable prior year period.

Operating Metrics

As of September 30, 2016, the Company had 3,512 corporate stores in the U.S. and Canada, 1,169 domestic franchise locations, 2,347 Rite Aid franchise store-within-a-store locations and 1,991 international stores. The Company now has 9,019 store locations worldwide.

For the first nine months of 2016, the Company generated net cash from operating activities of $169.7 million and invested $35.4 million in capital expenditures. The Company generated free cash flow of $162.8 million, which includes $30.3 million of proceeds associated with refranchising transactions (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions). As of September 30, 2016, the Company’s cash and cash equivalents were $37.2 million and long-term debt was $1.54 billion.

Dividends

The Company’s Board of Directors declared a cash dividend of $0.20 per share of its common stock for the fourth quarter of 2016. The dividend will be payable on or about December 30, 2016 to stockholders of record at the close of business on December 16, 2016. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

Conference Call
GNC has scheduled a live webcast to report its third quarter 2016 financial results on October 27, 2016 at 8:30 a.m. Eastern time. To participate on the live call listeners in North America may dial (888) 312-9837 and international listeners may dial (719) 785-1760; the conference identification number for all callers is 2723783. In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through November 24, 2016.
About Us
GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
The Company's foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best selves by offering a premium assortment of health, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC Puredge®, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of September 30, 2016, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 2,347 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included as an operational metric same store sales, which is a commonly used statistical measure in the retail industry and is important to the understanding of the Company’s performance. Same store sales growth represents the percentage change in same store point-of-sale retail sales in the period presented compared with the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. The Company includes its internet sales of GNC.com in the domestic retail company-owned same store sales calculation. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store of a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. The Company excludes sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude gains on refranchising and certain other expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(unaudited)
Revenue	$627,964	$683,358	$1,970,087	$2,054,187
Cost of sales, including warehousing, distribution and occupancy	412,556	432,714	1,280,136	1,297,778
Gross profit	215,408	250,644	689,951	756,409
Selling, general, and administrative	148,392	141,155	430,448	421,013
Gains on refranchising	(383)	(945)	(18,283)	(2,436)
Long-lived asset impairments	3,045	28,333	3,045	28,333
Other (income) loss, net	(539)	(49)	(441)	106
Operating income	64,893	82,150	275,182	309,393
Interest expense, net	15,360	13,753	45,078	36,912
Income before income taxes	49,533	68,397	230,104	272,481
Income tax expense	17,179	22,647	82,907	96,104
Net income	$32,354	$45,750	$147,197	$176,377
Earnings per share:
Basic	$0.47	$0.55	$2.11	$2.06
Diluted	$0.47	$0.54	$2.10	$2.05
Weighted average common shares outstanding:
Basic	68,190	83,669	69,808	85,663
Diluted	68,315	83,958	69,939	85,930

Note: The presentation of certain amounts in the consolidated financial statements of prior periods have been revised to conform to the current periods presented with no impact on previously reported net income or stockholders’ equity.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$32,354	$0.47	$45,750	$0.54
Gains on refranchising	(383)	—	(945)	(0.01)
Long-lived asset impairments	3,045	0.04	28,333	0.34
Legal settlements	5,073	0.07	—	—
Severance	4,453	0.07	—	—
Tax effect	(4,394)	(0.06)	(10,325)	(0.12)
Adjusted	$40,148	$0.59	$62,813	$0.75

Weighted average diluted common shares outstanding	68,315		83,958

	Nine months ended September 30,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$147,197	$2.10	$176,377	$2.05
Gains on refranchising	(18,283)	(0.26)	(2,436)	(0.03)
Long-lived asset impairments	3,045	0.05	28,333	0.33
Other SG&A related to legal accruals and reversal of international franchise receivable reserve	5,073	0.07	1,187	0.02
Severance	4,453	0.06	—	—
Correction of an immaterial error	—	—	2,762	0.03
Tax effect	3,261	0.05	(11,172)	(0.13)
Adjusted	$144,746	$2.07	$195,051	$2.27

Weighted average diluted common shares outstanding	69,939		85,930

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Current assets:
Cash and cash equivalents	$37,203	$56,462
Receivables, net	143,494	142,486
Inventory	621,865	555,885
Deferred income taxes	10,925	10,916
Prepaid and other current assets	32,553	27,114
Total current assets	846,040	792,863
Long-term assets:
Goodwill	647,806	649,892
Brands	720,000	720,000
Other intangible assets, net	113,197	119,204
Property, plant and equipment, net	221,775	230,535
Deferred income taxes	3,358	3,358
Other long-term assets	32,472	38,555
Total long-term assets	1,738,608	1,761,544
Total assets	$2,584,648	$2,554,407
Current liabilities:
Accounts payable	$185,286	$152,099
Current portion of long-term debt	4,550	4,550
Deferred revenue and other current liabilities	133,023	121,062
Total current liabilities	322,859	277,711
Long-term liabilities:
Long-term debt	1,544,038	1,444,628
Deferred income taxes	307,921	304,491
Other long-term liabilities	57,251	59,016
Total long-term liabilities	1,909,210	1,808,135
Total liabilities	2,232,069	2,085,846
Stockholders’ equity:
Common stock	114	114
Additional paid-in capital	921,794	916,128
Retained earnings	1,163,406	1,058,148
Treasury stock, at cost	(1,725,349)	(1,496,180)
Accumulated other comprehensive loss	(7,386)	(9,649)
Total stockholders’ equity	352,579	468,561
Total liabilities and stockholders’ equity	$2,584,648	$2,554,407

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2016	2015
	(unaudited)
Cash flows from operating activities:
Net income	$147,197	$176,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	43,547	43,100
Amortization of debt costs	9,419	3,538
Stock-based compensation	7,191	4,747
Long-lived asset impairments	3,045	28,333
Gains on refranchising	(18,283)	(2,436)
Changes in assets and liabilities:
Decrease (increase) in receivables	3,519	(6,275)
(Increase) decrease in inventory	(71,760)	12,037
(Increase) in prepaid and other current assets	(5,342)	(9,084)
Increase in accounts payable	35,700	14,691
Increase in deferred revenue and accrued liabilities	13,515	11,635
Other operating activities	1,999	(1,924)
Net cash provided by operating activities	169,747	274,739

Cash flows from investing activities:
Capital expenditures	(35,368)	(30,432)
Refranchising proceeds	30,306	1,888
Store acquisition costs	(1,918)	(2,607)
Net cash used in investing activities	(6,980)	(31,151)

Cash flows from financing activities:
Borrowings under revolving credit facility	197,000	—
Payments on revolving credit facility	(103,000)	—
Payments on term loan facility	(3,412)	(167,901)
Proceeds from issuance of convertible senior notes	—	287,500
Debt issuance costs	(1,712)	(8,225)
Proceeds from exercise of stock options	343	1,597
Gross excess tax benefits from stock-based compensation	162	597
Minimum tax withholding requirements	(1,126)	(381)
Cash paid for treasury stock	(229,169)	(279,798)
Dividends paid to shareholders	(41,613)	(45,904)
Net cash used in financing activities	(182,527)	(212,515)

Effect of exchange rate changes on cash and cash equivalents	501	(833)
Net (decrease) increase in cash and cash equivalents	(19,259)	30,240
Beginning balance, cash and cash equivalents	56,462	133,834
Ending balance, cash and cash equivalents	$37,203	$164,074

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Nine months ended September 30,
	2016	2015
	(unaudited)
Net cash provided by operating activities	$169,747	$274,739
Capital expenditures	(35,368)	(30,432)
Refranchising proceeds	30,306	1,888
Store acquisition costs	(1,918)	(2,607)
Free cash flow	$162,767	$243,588

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(unaudited)
Revenue:
U.S. and Canada	$525,505	$565,252	$1,671,048	$1,726,774
International	41,118	50,568	121,037	134,351
Manufacturing / Wholesale:
Intersegment revenues	53,016	67,511	172,603	206,749
Third-party	61,341	61,620	178,002	173,377
Subtotal Manufacturing / Wholesale	114,357	129,131	350,605	380,126
Total reportable segment revenues	680,980	744,951	2,142,690	2,241,251
Other	—	5,918	—	19,685
Elimination of intersegment revenues	(53,016)	(67,511)	(172,603)	(206,749)
Total revenue	$627,964	$683,358	$1,970,087	$2,054,187
Operating income:
U.S. and Canada	$65,292	$93,745	$256,142	$299,818
International	14,676	16,118	41,428	48,025
Manufacturing / Wholesale	17,395	22,521	53,719	63,589
Total reportable segment operating income	97,363	132,384	351,289	411,432
Unallocated corporate and other costs:
Corporate costs	(33,161)	(20,643)	(76,787)	(69,967)
Other	691	(29,591)	680	(32,072)
Subtotal unallocated corporate and other costs	(32,470)	(50,234)	(76,107)	(102,039)
Total operating income	$64,893	$82,150	$275,182	$309,393

Segment operating income %:
U.S. and Canada	12.4%	16.6%	15.3%	17.4%
International	35.7%	31.9%	34.2%	35.7%
Manufacturing / Wholesale	15.2%	17.4%	15.3%	16.7%
Consolidated	10.3%	12.0%	14.0%	15.1%

Comp store sales - domestic, including GNC.com	(8.5)%	(0.3)%	(4.9)%	(2.5)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Nine months ended September 30,
	2016	2015
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,584	3,487
Store openings	46	64
Acquired franchise stores(b)	16	33
Franchise conversions(c)	(96)	(12)
Store closings	(38)	(26)
End of period balance	3,512	3,546
Domestic Franchise:
Beginning of period balance	1,084	1,070
Store openings	21	18
Acquired franchise stores(b)	(16)	(33)
Franchise conversions(c)	96	12
Store closings	(16)	(5)
End of period balance	1,169	1,062
International(d):
Beginning of period balance	2,095	2,150
Store openings	61	89
Store closings	(165)	(124)
End of period balance	1,991	2,115
Store-within-a-store (Rite Aid):
Beginning of period balance	2,327	2,269
Store openings	29	51
Store closings	(9)	(1)
End of period balance	2,347	2,319
Total Stores	9,019	9,042
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland (The Health Store) and China.

Contacts:
Investors:    Amy Greene, Vice President - Investor & Government Relations, (412) 288-4744; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com